EXHIBIT 10.1

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of September 28, 2012, between ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), a Pennsylvania corporation with an address at 125 James Way, Southampton, PA  18966, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.         Loan.  The Bank has made or may make one or more loans to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement.

1.1  Revolving Line of Credit.  The first credit facility under this Agreement is a committed revolving line of credit under which the Bank, subject to the terms and conditions of this Agreement and the other Loan Documents (as defined below), will from time to time make advances to the Borrower and the Borrower may borrow, repay and reborrow until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $15,000,000 (the “Line of Credit”).  The “Expiration Date” means October 31, 2015, or such later date as may be designated by the Bank by written notice to the Borrower.  The obligation of the Borrower to repay the advances under the Line of Credit shall be evidenced by a promissory note of the Borrower (the “Line of Credit Note”).  Advances under the Line of Credit will be used by the Borrower to refinance existing debt and for working capital and other general business purposes.

The Borrower may request that the Bank, in lieu of cash advances under the Line of Credit, issue standby letters of credit (individually, each a “Letter of Credit” and collectively the “Letters of Credit”) having expiration dates not later than one year after the Expiration Date; provided, however, that if the expiration date for any Letter of Credit requested by the  Borrower is later than the Expiration Date, the Borrower shall on or before the day ten (10) days prior to the Expiration Date deposit with the Bank as collateral for the Obligations (as hereinafter defined) related to each such Letter of Credit, cash or marketable securities (acceptable to the Bank and margined in accordance with the Bank’s customary requirements) in an amount equal to 105% of the maximum amount available to be drawn at such time (determined without regard to whether any conditions to drawing could be met at such time) under each such Letter of Credit, and the Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash and securities as security for the Obligations. The existing letters of Credit heretofore issued by the Bank and listed on the Addendum hereto (the “Existing Letters of Credit”) shall constitute Letters of Credit for all purposes hereunder. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn).   Each payment by the Bank under a Letter of Credit shall in the Bank’s discretion constitute an advance of principal under the Line of Credit and shall be evidenced by the Line of Credit Note.  The Letters of Credit shall be governed by the terms of this Agreement and by a reimbursement agreement, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”).  Each request for the issuance of a Letter of Credit must be accompanied by the  Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation.  Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank.  The Borrower shall pay to the Bank fees on the face amount of each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit (including, effective as of the date hereof, Existing Letters of Credit) multiplied by the Applicable Margin for LIBOR Loans (as hereinafter defined) (plus, if an Event of Default exists, an additional three percent (3%) per annum), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Expiration Date, together with such other customary issuance fees, commissions and expenses therefor as shall be required by the Bank. This Agreement is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

Beginning on October 1, 2012 and continuing on the first day of each calendar quarter thereafter and on the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears for the immediately preceding quarter then ended (or in the case of the period ending September 30, 2012 or the Expiration Date, such shorter period then ended), at the rate of one-quarter percent (0.25%) per annum multiplied by the average daily amount of the Unused Line of Credit (as defined herein) during the calendar quarter then ended (or, in the case of September 30, 2012 or the Expiration Date, as the case may be, such shorter period then ended).  The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.  The “Unused Line of Credit” shall mean, at any time, an amount equal to (a) the maximum principal amount of the Line of Credit at such time less (b) the sum of (i) the unpaid principal amount of the advances outstanding at such time under the Line of Credit, (ii) the maximum amount available to be drawn under all Letters of Credit outstanding at such time and (iii) the aggregate amount of all drawings under the Letters of Credit which have not been reimbursed pursuant to the Reimbursement Agreement at such time.

1.2  Term Loan.  The second credit facility under this Agreement is a term loan in the amount of $15,000,000 to the Borrower (the “Term Loan” and collectively with the Line of Credit, the “Loans).  The obligation of Borrower to repay the Term Loan shall be evidenced by a term note of the Borrower (the “Term Note”).  The proceeds of the Term Loan will be used by the Borrower to redeem up to $10,000,000 of Borrower’s preferred stock from H.F. Lenfest (the “Lenfest Redemption”) and repay $5,000,000 of indebtedness currently outstanding to the Bank.

The Line of Credit Note and the Term Note (collectively, the “Notes”) set forth the interest rate, repayment and other provisions of the Loans, the terms of which are incorporated into this Agreement by reference; provided however, that the definition of the term “Applicable Margin” used to determine the interest rates referred to in the Notes is set forth on the Addendum hereto.

2.         Security.  The security for repayment of the Loans shall be as set forth in that certain Security Agreement dated as of even date herewith between the Borrower and the Bank (the “Security Agreement”), that certain Pledge Agreement dated as of even date herewith executed by the Borrower in favor of the Bank (the “Pledge Agreement”), that certain Amended and Restated Guaranty and Suretyship Agreement executed by H.F. Lenfest in favor of the Bank dated as of even date herewith  (the “Lenfest Guaranty”), that certain Open-End Mortgage Agreement dated as of even date herewith executed by the Borrower in favor of the Bank (the “Mortgage”) covering the real property located at 125 James Way, Southampton, PA 18966  (the “Real Property”), those certain Landlord’s and Warehouseman’s Waivers made by certain third party landlords and warehouseman in favor of the Bank (collectively, the “Landlord’s Waivers”), that certain Pledge Agreement between the Borrower and the Bank dated November 16, 2009 (as amended, the “Cash Collateral Pledge Agreement”) and the other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (together with the Security Agreement, the Pledge Agreement, the Lenfest Guaranty, the Mortgage, the Landlord’s Waivers and the Cash Collateral Pledge Agreement, collectively the “Security Documents”).  The Security Documents shall secure repayment of the Loans, the Notes and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).  Unless expressly provided to the contrary in documentation for any other loan or loans or the applicable Security Document, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loans be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Notes, the Reimbursement Agreement, the Security Documents, and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.         Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1  Existence, Power and Authority.  The Borrower and each Subsidiary Guarantor (as hereafter defined) (individually, each a “Loan Party” and, collectively, the “Loan Parties”) is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on.  Each Loan Party is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where its failure to be so qualified, licensed or in good standing would not have a material adverse effect on such Loan Party or its business.  Each Loan Party  is duly authorized to execute and deliver the Loan Documents to which it is party, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken by each Loan Party, and the Borrower is, and will continue to be until all Obligations have been paid in full, duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2  Financial Statements.  The Borrower has delivered or caused to be delivered to the Bank its most recent consolidated balance sheet, income statement and statement of cash flows (as applicable, the “Historical Financial Statements”).  The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities of the Borrower, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein, in each case on a consolidated basis.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year end adjustment.

3.3  No Material Adverse Change.  Since the date of the most recent Financial Statements (as hereinafter defined) delivered by the Borrower hereunder, the Borrower and each of the other Loan Parties (taken as a whole) have not suffered any material damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Loan Parties (taken as a whole).

3.4  Binding Obligations.  Each Loan Party has full power and authority to enter into the transactions to be entered into by it under this Agreement and the other applicable Loan Documents and has been duly authorized to do so by appropriate action of its Board of Directors or otherwise as may be required by law, charter, or other organizational documents or agreements.  The Loan Documents, when executed and delivered by the Loan Parties party thereto, will constitute the legal, valid and binding obligations of the Loan Parties party thereto enforceable in accordance with their terms, except to the extent that enforceability is limited by principles of equity or creditors’ rights generally.

3.5      No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any default or violation by any Loan Party of or under any of the terms, conditions or obligations of: (i) its articles or certificate of incorporation, regulations or bylaws;  (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency, except, in the case of clauses (ii) or (iii), for defaults or violations that are immaterial; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6  Title to Assets.  Each Loan Party has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by such Loan Party in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any,  specified on the Addendum.

3.7  Litigation.  There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against any Loan Party, which could result in a material adverse change in any Loan Party’s business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change.  All litigation that is pending or has been threatened in writing against any Loan Party is listed on the Addendum.

3.8  Tax Returns.  Except as set forth on the Addendum, each Loan Party has filed all returns and reports that are required to be filed by it (subject to applicable extensions) in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9       Employee Benefit Plans.  Each employee benefit plan as to which any Loan Party may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) no Loan Party has withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10    Environmental Matters.  Each Loan Party is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which such Loan Party owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against any Loan Party, any real property in which any Loan Party holds or has held an interest or any past or present operation of any Loan Party.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which any Loan Party holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority  concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11    Intellectual Property.  Each Loan Party owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of such Loan Party.

3.12    Regulatory Matters.  No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13    Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Loan Party’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Loan Party will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) no Loan Party will have unreasonably small capital for the business in which it is engaged.

3.14    Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might reasonably be expected to materially adversely affect the business, assets, operations,  condition (financial or otherwise) or results of operations of the Loan Parties and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.15    Subsidiaries.  Part A of Section 3.15 of the Addendum hereto sets forth a complete and accurate list of the Subsidiaries of each Loan Party as of the date hereof showing the percentage of such Loan Party’s ownership of the outstanding stock, membership interests or partnership interests, as applicable, of such Subsidiaries.  Each Subsidiary of the Borrower listed in Part B of Section 3.15 of the Addendum (each, an “Inactive Subsidiary”) has no material assets or operations.  Part C of Section 3.15 of the Addendum contains a list of all Subsidiaries of the Borrower guaranteeing the Obligations as of the date hereof (each such Subsidiary, together with any other Subsidiaries now or hereafter executing a Guaranty and Suretyship Agreement pursuant to this Agreement, referred to herein individually as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors”). As used herein, the term “Subsidiary” as to any entity, shall mean a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having voting power to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such entity.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

4.         Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full, no Letter of Credit remains outstanding and all commitments of the Bank to the Borrower have been terminated, the Borrower will, and will (except in the case of Sections 4.2, 4.3, 4.4 and 4.15) cause each of its Subsidiaries to:

4.1       Books and Records.  Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which a Loan Party  may make to or file with any federal, state or local governmental department, bureau or agency.

4.2       Interim Financial Statements.  Furnish to the Bank the Borrower’s Financial Statements for each of the first three fiscal quarters, within sixty (60) days after the applicable quarter end, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period (except to the extent of any changes in GAAP which may take effect after the date hereof).  As used in this Agreement, “Financial Statements” means the Borrower’s consolidated balance sheets, income statements and statements of cash flows for the year or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3       Annual Financial Statements.  Furnish the Borrower’s Financial Statements for the fiscal year to the Bank within one hundred five (105) days after the end of each fiscal year.   Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and reasonably satisfactory to the Bank.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant, and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.

4.4       Compliance Certificates.  With each delivery of Financial Statements, deliver a certificate as to (a) the Borrower’s compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended (b) and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take (each, a “Compliance Certificate”).  Each Compliance Certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

4.5       Financial Projections. Within sixty (60) days after each fiscal year end, deliver to the Bank financial projections for the current fiscal year in a form reasonably satisfactory to the Bank.

4.6       Quarterly Reports. Within sixty (60) days after the end of each fiscal quarter, deliver to the Bank accounts payable and accounts receivables aging reports, inventory reports, and contract backlog reports for such quarter.

4.7       Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness for borrowed money and all taxes, assessments, charges, levies and other liabilities imposed by a governmental authority upon a Loan Party, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.8       Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals and replacements thereof.

4.9       Insurance.  Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts,  as is customary for established companies engaged in the same or similar business and similarly situated.  In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.10     Compliance with Laws.  Comply in all material respects with all laws applicable to each Loan Party and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.11     Bank Accounts.  Establish and maintain at the Bank the Borrower’s primary depository accounts.

4.12     Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.13    Additional Reports.  Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against any Loan Party having an amount in controversy in excess of $100,000, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA), (iv) any event which would be reasonably likely to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of any Loan Party and (v) any change in the Borrower’s executive officers (defined as those persons filing statements under Section 16(a) of the Securities Exchange Act of 1934, as amended).

4.14     Notice and Joinder of New Subsidiaries.  Notify the Bank as soon as practicable after acquiring or creating a new Subsidiary, and cause:

(a)           any new Domestic Subsidiary to execute and deliver to the Bank (i) a Guaranty Agreement (or Joinder in a form reasonably acceptable to the Bank, as determined by the Bank) pursuant to which such domestic Subsidiary shall guaranty all of the Obligations and (ii) a Subsidiary Security Agreement (or Joinder in a form reasonably acceptable to the Bank, as determined by the Bank) pursuant to which such Domestic Subsidiary shall grant a security interest to the Bank in its assets as additional collateral for the Obligations.

(b)           any Domestic Subsidiary that is the owner of any new Domestic Subsidiary to execute and deliver to the Bank a Pledge Agreement (or Joinder as determined by the Bank) in form and substance reasonably acceptable to the Bank pursuant to which one hundred percent (100%) of the issued and outstanding Capital Stock of such new Domestic Subsidiary that is owned by such Domestic Subsidiary shall be pledged to the Bank as collateral for the Obligations.

(c)           any Domestic Subsidiary that is the owner of any new first-tier Foreign Subsidiary to execute and deliver to the Bank a Pledge Agreement (or Joinder as determined by the Bank) in form and substance reasonably acceptable to the Bank pursuant to which sixty-five percent (65%) of the issued and outstanding voting Capital Stock and one hundred percent (100%) of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary that is owned by such Domestic Subsidiary shall be pledged to the Bank as collateral for the Obligations.

(d)           in connection with any such Guaranty Agreements, Subsidiary Security Agreements, Pledge Agreements and/or Joinders, the Borrower and/or the applicable Subsidiary or Subsidiaries to execute and deliver or cause to be executed and/or delivered, as applicable, such additional documentation as the Bank shall reasonably require, including without limitation, certificates similar to those referred to in Section 7.1, opinions, lien searches and stock certificates (together with undated stock powers endorsed in blank).

As used herein, the following terms shall have the following meanings:

“Domestic Subsidiary”:  any Subsidiary other than a Foreign Subsidiary.

“Foreign Subsidiary”:  any Subsidiary not organized under the laws of the United States, any State thereof or the District of Columbia.

“Guaranty Agreement”:  a Guaranty and Suretyship Agreement in a form acceptable to the Bank, as amended, supplemented or otherwise modified from time to time.

“Subsidiary Security Agreement”:  a Security Agreement in substantially the same form as the Security Agreement executed on the date hereof, as amended, supplemented or otherwise modified from time to time.

4.15     Swap.  On or within two business days of the date hereof, enter into, and maintain at all times until the maturity date of the Term Loan, one or more interest rate swap agreements having an aggregate notional principal amount equal to at least thirty-three percent (33%) of the then-outstanding principal of the Term Loan.

4.16     Mandatory Prepayment.  Upon the expiration or reduction in face amount of any letter of credit secured by the Cash Collateral Pledge Agreement, the Borrower shall prepay the Term Loan in an amount equal to the face amount of the then-expired letter of credit or the amount by which the such letter of credit was reduced.

4.17     Inactive Subsidiaries.  The Borrower (a) shall cause each Inactive Subsidiary not to have assets with a fair market value in excess of $10,000 at any time and (b) shall, and shall cause each Inactive Subsidiary to, make such filings and take such other actions as may be necessary or advisable to cause each Inactive Subsidiary to dissolve, liquidate and wind up its affairs.  The Borrower shall cause each such dissolution, liquidation and winding up to commence within 30 days after the date hereof and shall diligently pursue such dissolution, liquidation and winding up to completion, and shall give the Bank prompt notice of the completion thereof.

4.18     Pledge of Foreign Interests.  The Borrower shall within thirty (30) days after the date hereof, (a) deliver to the Bank any certificated securities, documents or instruments, accompanied by duly executed blank stock or bond powers or assignments as applicable, evidencing the equity interests in non-United States entities pledged to the Bank pursuant to the Pledge Agreement and (b) execute and deliver to the Bank all other documentation necessary for the Bank to obtain and maintain perfection of its security interests in such Collateral.

5.         Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full, no Letter of Credit remains outstanding and all commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, nor  will it permit any Subsidiary to, without the Bank’s prior written consent:

5.1       Indebtedness.  Create, incur, assume or suffer to exist any indebtedness for borrowed money other than:  (i) the Loans and any subsequent indebtedness to the Bank; and (ii) open account trade debt incurred in the ordinary course of business and not more than sixty (60) days past due; (iii) indebtedness of the Borrower in respect of capital lease obligations and purchase money financing in connection with the acquisition of personal property in an aggregate principal amount not to exceed $500,000 and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding principal amount of the refinanced indebtedness, and the terms of the refinancing indebtedness are no more favorable to the lender than the terms of the refinanced indebtedness; (iv) obligations under any foreign currency swap or hedge contracts, interest rate swap, cap, collar or floor agreement or other interest rate management device entered into with the Bank or a third party pursuant to Section 4.15; and (v) indebtedness for borrowed money incurred by the Borrower’s Polish Subsidiary, ETC-PZL Aerospace Industries, in an amount up to the dollar equivalent of $500,000 in principal outstanding at any one time.

5.2       Liens and Encumbrances.  Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except:

                            (a)         liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(b)         pledges or deposits to secure obligations under workers’ compensation laws or similar legislation;

(c)         liens securing purchase money indebtedness permitted pursuant to Section 5.1. above; provided that the principal amount of the indebtedness so secured does not exceed the purchase price of the related property;

(d)         carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens, and other liens arising by operation of law; and

(e)         liens or security interests in favor of the Bank (collectively, the “Permitted Liens”).

5.3       Guarantees.  Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except (a) in connection with the endorsement and deposit of checks in the ordinary course of business for collection and (b) the guarantees by the Borrower of its Subsidiaries’ obligations set forth in Section 5.3 of the Addendum.

5.4       Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments (a) permitted pursuant to Section 5.7, (b) in marketable securities or cash equivalents in an aggregate amount of $1,000,000 outstanding at any one time, (c) disclosed on the Borrower’s Historical Financial Statements or (d) acceptable to the Bank in its sole discretion.

5.5       Merger or Transfer of Assets.  Except solely to the extent set forth in Section 4.17, liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower, provided that the Borrower shall be the continuing or surviving corporation; (b) any Subsidiary of the Borrower may be merged or consolidated with or into any Subsidiary Guarantor, provided that a Subsidiary Guarantor shall be the continuing or surviving corporation; (c) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to the Borrower; and (d) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to a Subsidiary Guarantor that has entered into a Subsidiary Security Agreement.

5.6       Change in Business or Management.  Make or permit any change in its form of organization, the nature of its business as carried on as of the date hereof, or that would result in a person other than William F. Mitchell being President and CEO of Borrower during his lifetime.

5.7       Acquisitions; Joint Ventures.  Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or make any investment in a joint venture, except for acquisitions and investments for which the purchase price or amount invested, together with all other acquisitions and joint venture investments made between the date hereof and the date the Obligations are paid in full, does not exceed $750,000 in the aggregate.

6.        Events of Default.  The occurrence of any of the following will be deemed to be an Event of Default:

6.1       Covenant Default.  The Borrower shall default in the performance of any of the covenants or agreements contained in (a) Sections 4.2 through 4.6, 4.12, 4.15 and 4.16 and Section 5 of this Agreement, or (b) any other Section of this Agreement and such default shall not be cured within thirty (30) days after the occurrence thereof.

6.2       Breach of Warranty.  Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower or any other Loan Party to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

6.3       Other Default.  The occurrence of an event of default as defined in the Notes or any of the Loan Documents.

Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Notes and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.         Conditions.

7.1       Initial Advance.  The Bank’s obligation to make the initial advance under the Loans is subject to the conditions that as of the date of such initial advance:

(a)        No Event of Default.  No Event of Default or Default shall have occurred and be continuing;

(b)        Receipt of Loan Documents.  The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement;

(c)        Corporate Proceedings.  The Bank shall have received a certificate of the Secretary or Chief Financial Officer of each Loan Party dated as of the date hereof certifying (a) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Bank, of the such Loan Party’s Board of Directors authorizing the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents to which it is a party and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (b) that attached thereto is a true and complete copy of its Articles or Certificate of Incorporation certified by the Secretary of State of the state in which such Loan Party  is incorporated or formed, and Bylaws, and that such organizational documents  have not been amended, modified, revoked or rescinded and are in full force and effect, (c) as to the incumbency and specimen signatures of each officer executing the Loan Documents on behalf of such Loan Party, and (d) that the representations made by it in the Loan Documents to which it is a party are true and correct, that such Loan Party is in compliance with all the covenants contained in the Loan Documents to which it is a party and there exists no Default or Event of Default after giving effect to the initial advances hereunder;

(d)        Good Standing.  The Bank shall have received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State taxing or other authorities in the jurisdiction of incorporation of each Loan Party and in other locations requested by the Bank;

(e)        Opinion of Counsel.  The Bank shall have received a written opinion of the Loan Parties’ counsel addressed to the Bank and covering such matters as the Bank may require;

(f)         Insurance.  The Bank shall have received certificates evidencing to its satisfaction that the Loan Parties have obtained insurance of the type required by Section 4.9 hereof, the Security Agreement and the Mortgage, with the appropriate additional insured, lender loss payee and mortgagee endorsements;

(g)        Material Adverse Change.  There shall have been no material adverse change in the condition (financial or otherwise), operations, properties, assets or prospects of the Borrower since the date of the Historical Financial Statements;

(h)        Material Litigation or Contingent Obligations.  There shall be no (i) material actions, suits, proceedings or government investigations pending or threatened against any Loan Party, or (ii) material contingent obligations of any Loan Party that are not set forth on the Addendum;

(i)         Security Interest.  The Bank shall have received to its satisfaction evidence, including without limitation UCC, tax and judgment lien searches, that the Bank will have a first priority lien in the Collateral (as defined in the Security Documents), subject only to Permitted Liens;

(j)         Filings.  The Bank shall have evidence satisfactory to it that all necessary actions to perfect and protect the security interests created by the Security Documents, including, without limitation, the filing of UCC financing statements and the Mortgage in the appropriate jurisdictions, have been taken;

(k)       Lenfest Indebtedness.  The Bank shall have received evidence in form and substance satisfactory to it that the Loan Parties’ credit facilities with H.F. Lenfest have been terminated, all indebtedness thereunder has been paid in full, all guarantors have been released and all liens securing such indebtedness have been released, including a payoff letter, UCC-3 termination statements and a duly executed mortgage satisfaction piece relating to the Real Property (the “Lenfest Mortgage Satisfaction”);

(l)         Title Search.  The Bank shall have received a title search for the Real Property, evidencing that the Bank will have a first priority lien in the Real Property after recordation of the Lenfest Mortgage Satisfaction;

(m)       Flood Certificate.  The Bank shall have received and reviewed to its satisfaction flood plain searches with respect to the Real Property;

(n)       Environmental Report.  The Bank shall have received, in form and substance satisfactory to it, evidence, including, without limitation, an environmental questionnaire or a Phase I environmental assessment of the Real Property, demonstrating that the Real Property is in compliance with all Environmental Laws in all material respects;  and

(o)        Fees and Expenses.  The Borrower shall have reimbursed the Bank for the Bank’s costs and expenses pursuant to Section 8, including the reasonable fees and expenses of the Bank’s counsel.

7.2       Subsequent Advances.  The Bank’s obligation to make any extension of credit under the Line of Credit, including any advance or the issuance, amendment or extension of any Letter of Credit, including in each case on the date hereof, is subject to the conditions that as of the date of each such extension of credit:

(a)        Representations and Warranties.  Each of the representations and warranties (i) made by the Loan Parties under this Agreement or any other Loan Document or (ii) which are contained in any certificate, document, financial or other statement furnished at any time in connection with the Loan Documents, shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(b)        No Event of Default.  No Event of Default or Default shall have occurred and be continuing; and

(c)        Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Bank, and the Bank shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request (including without limitation, the Bank shall have received a completed appraisal by an appraisal firm selected by and acceptable to the Bank of the Real Property in form and substance satisfactory to it).

8.       Expenses.  The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loans, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.        Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loans or extending any Letter of Credit by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

10.      Miscellaneous.

10.1    Notices:  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2    Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

10.3     Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4    Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5    Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6    Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7    Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8     Interpretation; Changes in GAAP.  In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  Notwithstanding the foregoing, if either party notifies the other that it wishes to amend any covenant in the Addendum of this Agreement or any related definition  to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant, then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Bank, and the Borrower shall provide to the Bank, when it delivers its financial statements pursuant to Section 4.2 and 4.3 of this Agreement, such reconciliation statements as shall be reasonably requested by the Bank.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9     No Consequential Damages, Etc.  The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10  Assignments and Participations.  At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan.  The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.

10.11  Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania.  This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Pennsylvania excluding its conflict of laws rules.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12   WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

10.13   Amendment and Restatement.  This Agreement amends, restates and replaces (but does not constitute a novation of) the existing letter agreement dated July 2, 2009 between the Bank and the Borrower.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

ATTEST	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Print Name:	Print Name:
Tilte:	Title :

PNC BANK, NATIONAL ASSOCIATION

By:
(SEAL)

Print Name:
Title :

ADDENDUM to that certain Loan Agreement dated September 28, 2012 between Environmental Tectonics Corporation as the Borrower and PNC Bank, National Association, as the Bank.  Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement.  Section numbers below refer to the sections of the Agreement.

1.1	Existing Letters of Credit.

L/C Number	Description	Amount	Open Date	Exp. Date
18117636-00-00	Bid Bond	$100,000.00	07/13/12	10/09/12
18117729-00-00	ADMS	72,320.00	07/10/12	10/19/12
S262405PHL	Maintenance	47,560.00	11/25/03	11/09/12
S259738PHL	C-130 Repairs	43,190.00	08/08/03	12/30/12
18104493-00-00	Sterilizer	249,600.00	04/12/07	02/28/13
18109685-00-00	Maintenance	37,051.52	06/04/08	08/12/13
18110104-00-00	ADMS	286,250.00	07/22/08	08/30/13
18113665-00-00	Maintenance	40,612.72	08/23/10	05/12/14
Total		$876,584.24

3.6	Title to Assets. Describe additional liens and encumbrances below:

Liens in favor of Canon Financial Services, Inc. with respect to the equipment and related assets referred to in UCC Financing Statement File no. 2008073104930 filed with the Secretary of the Commonwealth of Pennsylvania on July 31, 2008.

3.7	Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

On August 8, 2012, ETC filed a claim against the US Government Force before the Armed Services Board of Contract Appeals (ASBCA Docket No 58278).  This claim seeks compensation for work which ETC believes is outside the scope of a contract between ETC and the Government.

3.8	Tax Returns.

None.

3.15	Subsidiaries.

Part A:  Subsidiaries Owned by the Borrower:

Name	Jurisdiction	Ownership
ETC-PZL Aerospace Industries	Poland	95%
Environmental Tectonics Corporation (Europe) Limited	Great Britain	99%
Entertainment Technology Corporation	Delaware	100%
ETC Delaware, Inc.	Delaware	100%
ETC International Corporation	Barbados	100%
NASTAR Center Holdings Corporation	Delaware	100%
NASTAR Center LLC	Delaware	100%
ETC Environmental Tectonics Corporation Information System Bilgi Islem Teknoloji Anonim Şirketi	Turkey	48%

Part B:  Inactive Subsidiaries:

Name	Jurisdiction	Ownership
Entertainment Technology Corporation	Delaware	100%
ETC Delaware, Inc.	Delaware	100%
ETC International Corporation	Barbados	100%
NASTAR Center Holdings Corporation	Delaware	100%
NASTAR Center LLC	Delaware	100%

Part C:  Subsidiary Guarantors:

None of the foregoing Subsidiaries is a Subsidiary Guarantor hereunder.

5.3	Guarantees. Describe guarantees of Subsidiary obligations:

None.

7.1	Contingent Obligations. None.

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1)           The Borrower will maintain at all times a minimum Consolidated Tangible Net Worth of $15,000,000.

(2)           The Borrower will maintain as of the end of each fiscal quarter, an Operating Leverage Ratio not greater than the ratio set forth in the table below opposite the period then ended:

Period Ending	Ratio
Date hereof to February 21, 2013	3.25 to 1.0
February 22, 2013 through February 27, 2014	3.00 to 1.0
February 28, 2014 and thereafter	2.90 to 1.0

(3)           The Borrower will maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of at least 1.10 to 1.0.

As used herein:

“Applicable Margin” means for any LIBOR Loan or Base Rate Loan  on any date, the percentage per annum set forth below opposite the Operating Leverage Ratio shown on the Compliance Certificate most recently delivered by the Borrower to the Bank pursuant to Section 4.2 or Section 4.3, as the case may be, prior to such date:

Level	Operating Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans

I	Less than or equal to 1.75 to 1.0	2.25%	-0.25%
II	Greater than 1.75 to 1.0 but less than or equal to 2.75 to 1.0	2.50%	0.00%
III	Greater than 2.75 to 1.0	2.75%	0.25%

; provided, however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Operating Leverage Ratio shall be effective on the due date for such Compliance Certificate pursuant to Section 4.2 or Section 4.3, as the case may be, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of Section 4.2 or Section 4.3, as the case may be, the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level III, (c) in the event that the actual Operating Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Operating Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Bank of the unaudited Financial Statements, together with a Compliance Certificate, for the fiscal quarter ending November 23, 2012, the Applicable Margin shall be that applicable under Level III .  Any additional interest on the Loans resulting from the operation of clause (c) above shall be payable by the Borrower to the Bank within five (5) days after receipt of a written demand therefor from the Bank.

“Base Rate Loan” means each loan or advance bearing interest at a rate determined by reference to the Base Rate or the Prime Rate (as each such term is defined in the applicable Note).

“Consolidated Tangible Net Worth” means stockholders’ equity in the Borrower less all items properly classified as intangibles less any Subordinated Debt that is classified as equity and constitutes original issue discount.

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), but excluding advances under the Line of Credit.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus cash interest expense plus cash taxes paid plus cash dividends plus stock repurchases and redemptions (excluding the Lenfest Redemption) less stock issued or sold (provided that the value of stock issued or sold subtracted for purposes of this definition shall not exceed the value of stock repurchases and redemptions in the applicable period) plus Unfunded Capital Expenditures, in each case, as determined for the four consecutive fiscal quarters ending on such date.

“LIBOR Loan” means each loan or advance bearing interest at a rate determined by reference to LIBOR (as defined in the applicable Note).

“Operating Leverage Ratio” means as of any date of determination (i) Senior Funded Debt as of such date divided by (ii) EBITDA for the four consecutive fiscal quarters then ended.

“Senior Funded Debt” means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness, but excluding open account trade debt incurred and paid in the ordinary course of business, Subordinated Debt and any reimbursement obligations regarding stand-alone letters of credit issued by the Bank that are fully cash collateralized.

“Subordinated Debt” means indebtedness that has been subordinated to the Borrower’s indebtedness to the Bank pursuant to a subordination agreement in form and content satisfactory to the Bank.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrower’s funds other than funds borrowed as term debt to finance such capital expenditures.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (except to the extent of any changes in GAAP, which shall apply  in accordance with Section 10.8), subject to normal year-end adjustments.

Term Note (LIBOR ONLY – DESIGNATED RATE RESET)
$15,000,000	September 28, 2012

FOR VALUE RECEIVED, ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), a Pennsylvania corporation with an address at 125 James Way, Southampton, PA  18966, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at 1000 Westlakes Drive, Suite 200, Berwyn, PA  19312, or at such other location as the Bank may designate from time to time, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) (the “Facility”), together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

Rate of Interest.  Amounts outstanding under this Note will bear interest at a rate per annum equal to the sum of (A) LIBOR in effect on each Reset Date plus (B) the Applicable Margin for LIBOR Loans (as defined in the Loan Agreement referred to below).   Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days.  In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

For purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York.

“LIBOR” shall mean, for each Reset Date, the interest rate per annum determined by the Bank by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Bank which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to such Reset Date, as the one (1) month London interbank offered rate for U.S. Dollars commencing on such Reset Date (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Reset Date” shall mean (i) the date of this Note, and (ii) subject to the proviso below, the 28th day of every month thereafter, provided that: (a) if any such day is not a Business Day, then the first succeeding day that is a Business Day shall instead apply, unless that day falls in the next succeeding calendar month, in which case the next preceding day that is a Business Day shall instead apply, and (b) if any such day is a day of a calendar month for which there is no numerically corresponding day in certain other months (each, a “Non-Conforming Month”), then any Reset Date that falls within a Non-Conforming Month shall be the last day of such Non-Conforming Month.

LIBOR shall be adjusted on and as of (a) each Reset Date, and (b) the effective date of any change in the LIBOR Reserve Percentage.  The Bank shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give notice thereof to the Borrower.  Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of LIBOR shall be suspended, and (b) the interest rate for all amounts outstanding under this Note shall be converted on the next succeeding Reset Date to a rate of interest per annum equal to (A) the Prime Rate plus (B) the Applicable Margin for Base Rate Loans (as defined in the Loan Agreement) (the “Base Rate”).  For purposes hereof, the term “Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate.  The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers.  The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.  If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR, the Bank shall notify the Borrower.  Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of LIBOR shall be suspended, and (b) the interest rate on all amounts outstanding under this Note shall be converted to the Base Rate either (i) on the next succeeding Reset Date if the Bank may lawfully continue to maintain or fund loans based on LIBOR to such day, or (ii) immediately if the Bank may not lawfully continue to maintain or fund loans based on LIBOR.

Payment Terms. Principal shall be due and payable in sixty (60) equal consecutive monthly installments in the amount of $250,000 each, commencing on the first Reset Date after the date of this Note, and continuing on each succeeding Reset Date thereafter.  Interest shall be payable at the same times as the principal payments.  Any outstanding principal and accrued interest shall be due and payable in full on September 28, 2017 (the “Maturity Date”).

If any payment under this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.  The Borrower hereby authorizes the Bank to charge the Borrower’s deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

Late Payments; Default Rate.  If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the “Late Charge”).  Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percentage points (3%) in excess of the interest rate then in effect until the next succeeding Reset Date, and three percentage points (3%) in excess of the Base Rate at all times thereafter (or in the case of an Event of Default, until such time that such Event of Default has been cured by the Borrower or waived by the Bank), but in any such event not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the  Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

Prepayment.  The Borrower shall have the right to prepay any amount hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 5 below.

Yield Protection; Break Funding Indemnification.  The Borrower shall pay to the Bank on receipt of written demand therefor, together with written evidence of the Bank’s justification therefor, all direct costs incurred, losses suffered or payments made by the Bank by reason of any Change in Law or imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Facility.  “Change in Law” means the occurrence, after the date of this Note, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.  In addition, the Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any amounts hereunder (or any part thereof) bearing interest based on LIBOR) which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, (ii) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to the Bank to request, convert, renew or prepay any amounts bearing interest based on LIBOR, or (iii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any amounts bearing interest  based on LIBOR on a day other than the regularly scheduled due date therefor.  A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of all amounts payable hereunder.

Other Loan Documents.  This Note is issued in connection with a loan agreement between the Borrower and the Bank, dated as of the date hereof (as amended, modified or renewed from time to time, the “Loan Agreement”), and the other agreements and documents executed and/or delivered in connection therewith or referred to therein,  the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note:  (i) the nonpayment of any principal when due, or the nonpayment of any interest or other indebtedness under this Note within three (3) days of when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period under or contained in any Loan Document or any other agreement or instrument now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 60 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money having a then-outstanding principal amount in excess of $100,000, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final, non-appealable judgment or judgments, that individually or in the aggregate exceed $100,000, against any Obligor and the failure of such Obligor to discharge the judgment within thirty (30) days of the entry thereof; (viii) any material adverse change in any Obligor’s business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made or furnished by any Obligor to the Bank in connection with any Loan Document is false, incorrect or incomplete in any material respect when made; (xi) the termination or attempted termination, in whole or in part, of any guarantee by any Obligor (unless such guarantee specifies therein an expiration date and such termination is after such specified expiration date has occurred); or (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner; provided that no event described in clause (xii) hereof shall constitute an Event of Default if within sixty (60) days of such event the Borrower shall provide to the Bank a confirmation from such individual’s estate of its liability for the Obligor’s obligations or cash collateral in an amount equal to the amount of credit support provided by such Obligor.  As used herein, the term “Obligor” means any Borrower and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Borrower’s obligations to the Bank existing on the date of this Note or arising in the future.

Upon the occurrence of an Event of Default:  (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.  The Bank shall notify the Borrower promptly of any acceleration pursuant to subclause (c), provided that the failure to give such notice shall not affect the validity of such acceleration.

Power to Confess Judgment.  The Borrower hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Note, all accrued interest and all other amounts due hereunder, together with costs of suit and an attorney’s commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Note or a copy verified by affidavit shall be a sufficient warrant.  The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted.  Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.  Notwithstanding the attorney’s commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys’ fees that the Bank may recover from the Borrower shall not exceed the actual attorneys’ fees incurred by the Bank.

Right of Setoff.  In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower’s obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Bank a security interest in, and hereby collaterally assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts.  Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower.  Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

Anti-Money Laundering/International Trade Law Compliance.  The Borrower represents and warrants to the Bank, as of the date of this Note, the date of each advance of proceeds under the Facility, the day of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been indefeasibly paid in full, that:  (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Facility are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.  Borrower covenants and agrees that it shall immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event.

As used herein:  “Anti-Terrorism Laws” means any laws of the United States relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service/Criminal Investigation, Large Business and International Divisions, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means the Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of such affiliates, subsidiaries and pledgors, and all brokers and other agents of the Borrower acting in any capacity in connection with the Facility; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory of law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Indemnity.  The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any amounts hereunder and the assignment of any rights hereunder.  The Borrower may participate at its expense in the defense of any such action or claim.

Miscellaneous.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel.  If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect.  The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment.  The Borrower also waives all defenses based on suretyship or impairment of collateral.  If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several.  This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole or in part.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania.  This Note will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the Commonwealth of Pennsylvania, excluding its conflict of laws rules.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

USA PATRIOT Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account.  What this means:  when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify the Borrower, such as organizational documents.  For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

WAIVER OF JURY TRIAL.  The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents.  The Borrower acknowledges that the foregoing waiver is knowing and voluntary.

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ATTEST	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Print Name:	Print Name:
Tilte:	Title :

Disclosure for Confession of Judgment

Undersigned:	Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966

Lender:	PNC Bank, National Association
1000 Westlakes Drive, Suite 200
Berwyn, PA 19312

The undersigned has executed, and/or is executing, on or about the date hereof, a Term Note in the principal amount of $15,000,000,  under which the undersigned is obligated to repay monies to Lender.

A.           The undersigned acknowledges and agrees that the above documents contain provisions under which Lender may enter judgment by confession against the undersigned.  Being fully aware of its rights to prior notice and a hearing on the validity of any judgment or other claims that may be asserted against it by Lender thereunder before judgment is entered, the undersigned hereby freely, knowingly and intelligently waives these rights and expressly agrees and consents to Lender’s entering judgment against it by confession pursuant to the terms thereof.

B.           The undersigned also acknowledges and agrees that the above documents contain provisions under which Lender may, after entry of judgment and without either notice or a hearing, foreclose upon, attach, levy, take possession of or otherwise seize property of the undersigned in full or partial payment of the judgment.  Being fully aware of its rights after judgment is entered (including the right to move to open or strike the judgment), the undersigned hereby freely, knowingly and intelligently waives its rights to notice and a hearing and expressly agrees and consents to Lender’s taking such actions as may be permitted under applicable state and federal law without prior notice to the undersigned.

C.           The undersigned certifies that a representative of Lender specifically called the confession of judgment provisions in the above documents to the attention of the undersigned, and/or that the undersigned was represented by legal counsel in connection with the above documents.

D.           The undersigned hereby certifies: that its annual income exceeds $10,000; that all references to “the undersigned” above refer to all persons and entities signing below; and that the undersigned received a copy hereof at the time of signing.

Dated:	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Print Name
Title

Amended and Restated Committed Line Of Credit Note (Multi-Rate Options)

$15,000,000	September 28, 2012

FOR VALUE RECEIVED, ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), a Pennsylvania corporation with an address at 125 James Way, Southampton, PA  18966, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312 or at such other location as the Bank may designate from time to time, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) (the “Facility”) or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

Advances.  The Borrower may request advances, repay and request additional advances hereunder until the Expiration Date (as defined in the Loan Agreement referred to below), subject to the terms and conditions of this Note and the Loan Documents (as hereinafter defined).  The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date.  The Borrower may request advances hereunder upon giving oral or written notice to the Bank by 11:00 a.m. (Philadelphia, Pennsylvania time) (a) on the day of the proposed advance, in the case of advances to bear interest under the Base Rate Option (as hereinafter defined) and (b) three (3) Business Days prior to the day of the proposed advance, in the case of advances to bear interest under the LIBOR Option (as hereinafter defined), followed promptly thereafter by the Borrower’s written confirmation to the Bank of any such oral notice.   The aggregate unpaid principal amount of advances under this Note at any one time shall not exceed the face amount of this Note.

Rate of Interest.  Each advance outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrower from the interest rate options set forth below (each, an “Option”):

Base Rate Option.  A rate of interest per annum which is at all times equal to (A) the Base Rate plus (B) the Applicable Margin for Base Rate Loans (as defined in the Loan Agreement).  If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any advance to which the Base Rate Option applies will change automatically without notice to the Borrower, effective on the date of any such change.  There are no required minimum interest periods for advances bearing interest under the Base Rate Option.

LIBOR Option.  A rate per annum equal to (A) LIBOR plus (B) the Applicable Margin for LIBOR Loans (as defined in the Loan Agreement), for the applicable LIBOR Interest Period.

For purposes hereof, the following terms shall have the following meanings:

“Base Rate” shall mean the highest of (A) the Prime Rate, and (B) the sum of the Federal Funds Open Rate plus fifty (50) basis points (0.50%), and (C) the sum of the Daily LIBOR Rate plus one hundred (100) basis points (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Philadelphia, Pennsylvania.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“LIBOR” shall mean, with respect to any advance to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such LIBOR Interest Period for an amount comparable to such advance and having a borrowing date and a maturity comparable to such LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Interest Period” shall mean, as to any advance to which the LIBOR Option applies, the period of one (1), two (2), three (3) or six (6) months as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, commencing on the date of disbursement of an advance (or the date of conversion of an advance to the LIBOR Option, as the case may be) and each successive period selected by the Borrower thereafter; provided that, (i) if a LIBOR Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the LIBOR Interest Period shall end on the next preceding Business Day, (ii) the Borrower may not select a LIBOR Interest Period that would end on a day after the Expiration Date, and (iii) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate.  The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers.  The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).

LIBOR and the Daily LIBOR Rate shall be adjusted with respect to any advance to which the LIBOR Option or Base Rate Option applies, as applicable, on and as of the effective date of any change in the LIBOR Reserve Percentage.  The Bank shall give prompt notice to the Borrower of LIBOR or the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give notice thereof to the Borrower.  Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate for all advances then bearing interest under the LIBOR Option shall be converted at the expiration of the then current LIBOR Interest Period(s) to the Base Rate Option.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR, the Bank shall notify the Borrower.  Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate on all advances then bearing interest under the LIBOR Option shall be converted to the Base Rate Option either (i) on the last day of the then current LIBOR Interest Period(s) if the Bank may lawfully continue to maintain advances based on LIBOR to such day, or (ii) immediately if the Bank may not lawfully continue to maintain advances based on LIBOR.

The foregoing notwithstanding, it is understood that the Borrower may select different Options to apply simultaneously to different portions of the advances and may select up to four (4) different interest periods to apply simultaneously to different portions of the advances bearing interest under the LIBOR Option.  Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

Interest Rate Election.  Subject to the terms and conditions of this Note, at the end of each interest period applicable to any advance, the Borrower may renew the Option applicable to such advance or convert such advance to a different Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any advances bearing interest under the LIBOR Option shall, at the Bank’s sole discretion, be converted at the end of the applicable LIBOR Interest Period to the Base Rate Option and the LIBOR Option will not be available to Borrower with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by the Borrower or waived by the Bank.  The Borrower shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the interest periods therefor.  In the case of converting to the LIBOR Option, such notice shall be given at least three (3) Business Days prior to the commencement of any LIBOR Interest Period.  If no interest period is specified in any such notice for which the resulting advance is to bear interest under the LIBOR Option, the Borrower shall be deemed to have selected a LIBOR Interest Period of one month’s duration. If no notice of election, conversion or renewal is timely received by the Bank with respect to any advance, the Borrower shall be deemed to have elected the Base Rate Option.  Any such election shall be promptly confirmed in writing by such method as the Bank may require.

Advance Procedures.  A request for advance made by telephone or electronic mail must be promptly confirmed in writing by such method as the Bank may require.  The Borrower authorizes the Bank to accept telephonic and electronic mail requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions.  The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephone and electronic mail requests or the making of such advances.  The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.

Payment Terms.  The Borrower shall pay accrued interest on the unpaid principal balance of this Note in arrears: (a) for the portion of advances bearing interest under the Base Rate Option, on the first day of each month during the term hereof, (b) for the portion of advances bearing interest under the LIBOR Option, on the last day of the respective LIBOR Interest Period for such advance, (c) if any LIBOR Interest Period is longer than three (3) months, then also on the three (3) month anniversary of the commencement of such interest period and every three (3) months thereafter, and (d) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full.  All outstanding principal and accrued interest hereunder shall be due and payable in full on the Expiration Date.

If any payment under this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.  The Borrower hereby authorizes the Bank to charge the Borrower’s deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

Late Payments; Default Rate. If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the “Late Charge”).  Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, each advance outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percentage points (3%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

Prepayment.  The Borrower shall have the right to prepay any advance hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 8 below.

Yield Protection; Break Funding Indemnification.  The Borrower shall pay to the Bank on receipt of written demand therefor, together with written evidence of the Bank’s justification therefor, all direct costs incurred, losses suffered or payments made by the Bank by reason of any Change in Law imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Facility.  “Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.  In addition, the Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the LIBOR Option) which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, (ii) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to the Bank to request, convert, renew or prepay any advance bearing interest under the LIBOR Option, or (iii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any advance bearing interest under the LIBOR Option  on a day other than the last day of the applicable LIBOR Interest Period.  A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder.

Other Loan Documents.  This Note is issued in connection with a loan agreement between the Borrower and the Bank, dated as of the date hereof (as amended, modified or renewed from time to time, the “Loan Agreement”), and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note:  (i) the nonpayment of any principal when due, or the nonpayment of any interest or other indebtedness under this Note within three (3) days of when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, under or contained in any Loan Document or any other agreement or instrument now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 60 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money having a then-outstanding principal amount in excess of $100,000, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final, non-appealable judgment or judgments, that individually or in the aggregate exceed $100,000, against any Obligor and the failure of such Obligor to discharge the judgment within thirty (30) days of the entry thereof; (viii) any material adverse change in any Obligor’s business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made or furnished by any Obligor to the Bank in connection with any Loan Document is false, incorrect or incomplete in any material respect when made; (xi) the termination or attempted termination, in whole or in part, of any guarantee by any Obligor (unless such guarantee specifies therein an expiration date and such termination is after such specified expiration date has occurred); or (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member; provided that no event described in clause (xii) hereof shall constitute an Event of Default if within sixty (60) days of such event the Borrower shall provide to the Bank a confirmation from such individual’s estate of its liability for the Obligor’s obligations or cash collateral in an amount equal to the amount of credit support provided by such Obligor.  As used herein, the term “Obligor” means any Borrower and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Borrower’s obligations to the Bank existing on the date of this Note or arising in the future.

Upon the occurrence of an Event of Default:  (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law. The Bank shall notify the Borrower promptly of any acceleration pursuant to subclause (c), provided that the failure to give such notice shall not affect the validity of such acceleration.

Power to Confess Judgment.  The Borrower hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Note, all accrued interest and all other amounts due hereunder, together with costs of suit and an attorney’s commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Note or a copy verified by affidavit shall be a sufficient warrant.  The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted.  Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.  Notwithstanding the attorney’s commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys’ fees that the Bank may recover from the Borrower shall not exceed the actual attorneys’ fees incurred by the Bank.

Right of Setoff. In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower’s obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Bank a security interest in, and hereby collaterally assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts.  Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower.  Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

Anti-Money Laundering/International Trade Law Compliance.  The Borrower represents and warrants to the Bank, as of the date of this Note,  the date of each advance of proceeds under the Facility, the date of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity  (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Facility are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity  engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.  Borrower covenants and agrees that it shall immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws of the United States relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service/Criminal Investigation, Large Business and International Divisions, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means the Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of such affiliates, subsidiaries and pledgors, and all brokers or other agents of the Borrower acting in any capacity in connection with the Facility; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Indemnity.  The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder.  The Borrower may participate at its expense in the defense of any such action or claim.

Miscellaneous.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel.  If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect.  The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment.  The Borrower also waives all defenses based on suretyship or impairment of collateral.  If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several.  This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole or in part.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania.  This Note will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the Commonwealth of Pennsylvania, excluding its conflict of laws rules.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

USA PATRIOT Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account.  What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify the Borrower, such as organizational documents.  For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

WAIVER OF JURY TRIAL.  The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents.  The Borrower acknowledges that the foregoing waiver is knowing and voluntary.

Amendment and Restatement.  This Note amends and restates, and is in substitution for, that certain Amended and Restated Committed Line of Credit Note dated July 2, 2009 in the original principal amount of $20,000,000 payable to the Bank (the “Existing Note”).  However, subject to the fact that the Borrower’s obligations under this Note and the Existing Note shall be without duplication, this Note shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ATTEST	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Print Name:	Print Name:
Tilte:	Title :

Disclosure for Confession of Judgment

Undersigned:	Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966

Lender:	PNC Bank, National Association
1000 Westlakes Drive, Suite 200
Berwyn, PA 19312

The undersigned has executed, and/or is executing, on or about the date hereof, an Amended and Restated Committed Line of Credit Note in the principal amount of $15,000,0000 under which the undersigned is obligated to repay monies to Lender.

A.           The undersigned acknowledges and agrees that the above documents contain provisions under which Lender may enter judgment by confession against the undersigned.  Being fully aware of its rights to prior notice and a hearing on the validity of any judgment or other claims that may be asserted against it by Lender thereunder before judgment is entered, the undersigned hereby freely, knowingly and intelligently waives these rights and expressly agrees and consents to Lender’s entering judgment against it by confession pursuant to the terms thereof.

B.           The undersigned also acknowledges and agrees that the above documents contain provisions under which Lender may, after entry of judgment and without either notice or a hearing, foreclose upon, attach, levy, take possession of or otherwise seize property of the undersigned in full or partial payment of the judgment.  Being fully aware of its rights after judgment is entered (including the right to move to open or strike the judgment), the undersigned hereby freely, knowingly and intelligently waives its rights to notice and a hearing and expressly agrees and consents to Lender’s taking such actions as may be permitted under applicable state and federal law without prior notice to the undersigned.

C.           The undersigned certifies that a representative of Lender specifically called the confession of judgment provisions in the above documents to the attention of the undersigned, and/or that the undersigned was represented by legal counsel in connection with the above documents.

D.           The undersigned hereby certifies:  that its annual income exceeds $10,000; that all references to “the undersigned” above refer to all persons and entities signing below; and that the undersigned received a copy hereof at the time of signing.

Dated:	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Print Name:
Title :